Exhibit 3.2

FOURTH RESTATED CERTIFICATE OF INCORPORATION
OF
NASH-FINCH COMPANY

NASH-FINCH COMPANY, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

First: The name of the corporation is Nash-Finch Company.

Second: The original Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on October 6, 1921. The first Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on February 16, 1970. The second Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on May 8, 1979. The third Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 16, 1985.

Third: Pursuant to Section 245 of the General Corporation Law of the State of Delaware, the provisions of the Certificate of Incorporation as heretofore amended and supplemented are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled “Fourth Restated Certificate of Incorporation of Nash-Finch Company” without further amendment and without any discrepancy between the provisions of the Certificate of Incorporation as heretofore amended and supplemented and the provisions of such single instrument as hereinafter set forth.

Fourth: The Board of Directors of the corporation has duly adopted this Fourth Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

ARTICLE I.

Name: The name of this corporation shall be the NASH-FINCH COMPANY.

ARTICLE II.

Office: Place of Business and Resident Agent: The location of its principal office in the State of Delaware is in the City of Wilmington, County of New Castle. The name of the registered agent therein and in charge thereof is the Corporation Service Company. The street number and street of said principal office and the address by street and number of said registered agent is 2711 Centerville Road, Suite 400.

ARTICLE III.

Nature and Purposes: The nature and purpose of this corporation is to carry on the business of buying, selling, preparing, manufacturing and dealing in groceries, fruits, tobaccos, cigars, vegetables, produce, specialties, and other merchandise, at both wholesale and retail, for itself or as an agent and broker; to hold, purchase, mortgage, lease, convey and deal in real estate and personal property wherever situated; to invest and loan money in and upon negotiable paper, real estate mortgages and other securities, and to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge, or otherwise dispose of shares of capital stock or any bonds, securities, notes or evidence of indebtedness created or issued by any other corporation, joint stock company, individual or copartnership of Delaware or any other state, country, nation or government, and while owner of such stock to exercise all the rights, powers and privileges of ownership, including the right to vote thereon.

ARTICLE IV.

The corporation shall be authorized to issue two classes of shares of capital stock to be designated, respectively, “preferred stock” and “common stock”. The total number of shares of capital stock which the corporation shall be authorized to issue is fifty million five hundred thousand, of which five hundred thousand shall be shares of preferred stock without par value and fifty million shall be shares of common stock of the par value of $1.66 2/3 per share. No holder of any shares of preferred stock or any shares of common stock shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of capital stock or of securities of the corporation convertible into capital stock, of any class or series whatsoever, whether now or hereafter authorized and whether issued for cash, property, services or otherwise. Shares of preferred stock of the corporation may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it. The Board of Directors is further authorized to increase or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock subsequent to the issuance of shares of that series. Except as provided in the resolution or resolutions of the Board of Directors creating any series of preferred stock, the shares of common stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each holder of common stock shall be entitled to one vote for each share held.

ARTICLE V.

Paid in Stock: Three Hundred Fifty (350) shares of the common stock of the corporation have been subscribed and paid for in cash by the original subscribers.

ARTICLE VI.

Term of Existence: The term of duration and existence of this corporation shall be perpetual.

ARTICLE VII.

Corporate Debts: The private property of the stockholders shall not be subject to the payment of corporate debts.

Article VIII.

Management: (a) The number of directors shall be not less than seven (7) nor more than twelve (12) in number, which number shall be determined by the Board of Directors from time to time. At each annual meeting of stockholders from and after the annual meeting of stockholders to be held in 2008, each director shall hold office for a term expiring at the next annual meeting of stockholders to be held in the year following the year of their election, with such director to hold office until his or her successor is elected and qualified. Directors shall hold office until the expiration of the terms for which they were elected and qualified. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. If the office of any director or directors becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, increase in the number of directors, or otherwise, a majority of the remaining directors, though less than a quorum, at a meeting called for that purpose, may choose a successor or successors, who shall hold office until the next annual meeting of stockholders or until a successor shall be elected and shall qualify.

(b) This Article VIII may not be altered, amended or repealed, in whole or in part, unless authorized by the affirmative vote of the holders of not less than three-fourths of all outstanding shares entitled to vote.

ARTICLE IX.

By-Laws: The directors shall have power to make, alter, amend and repeal by-laws for the corporation.

ARTICLE X.

Meetings of Directors: The directors shall have office and may hold meetings at Minneapolis, in the State of Minnesota, and in such other states or countries as they shall decide upon.

ARTICLE XI.

Meetings of Stockholders: Special meetings of stockholders, for any purpose or purposes, may be called at any time only by the Chairman of the Board or the President or by an affirmative vote of two-thirds of the full Board of Directors at any regular or special meeting of the Board of Directors called for that purpose. No action shall be taken by the stockholders of the corporation except in an annual or special meeting of stockholders. This Article XI may not be altered, amended or repealed in whole or in part, unless authorized by the affirmative vote of the holders of not less than three-fourths of all outstanding shares entitled to vote.

ARTICLE XII.

Stockholder Approval of Certain Fundamental Changes: (a) The affirmative vote of the holders of at least three-fourths of the outstanding shares of capital stock of the corporation entitled to vote (considered for the purposes of this Article XII as one class) shall be required to authorize: (i) any merger or exchange of shares of the corporation or any of its subsidiaries with or into any other corporation; (ii) any sale, lease, exchange or other disposition by the corporation of assets constituting all or substantially all of the assets of the corporation; or (iii) voluntary dissolution of the corporation; provided that if the Board of Directors of the corporation shall by resolution have approved one of the transactions enumerated above and shall have recommended such action to the stockholders for such stockholders’ approval, then the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the corporation entitled to vote (considered for purposes of this Article XII as one class) will be required to authorize such action.

(b) The affirmative vote of the holders of at least three-fourths of the outstanding shares of the capital stock of the corporation entitled to vote (considered for this purpose as one class) shall be required to amend, alter or repeal this Article XII or adopt any provision in the Certificate of Incorporation inconsistent with Section (a) of this Article XII.

ARTICLE XIII.

Stockholder Approval of Certain Business Combinations with a Controlling Person: In addition to the requirements of (i) law, and (ii) the other provisions of this Certificate of Incorporation, as amended, including Article XII:

1. The affirmative vote of three-fourths of the outstanding shares of Common Stock not Beneficially Owned by Controlling Persons shall be required for the adoption or authorization of a Business Combination unless:

(a) The Business Combination will result in an involuntary sale, redemption, cancellation or other termination of ownership of all shares of Common Stock of the corporation owned by stockholders who do not vote in favor of, or consent in writing to, the Business Combination and the cash or fair value of other readily marketable consideration to be received by such stockholders for such shares shall at least be equal to the Minimum Price Per Share, and

(b) A proxy statement responsive to the requirements of the Securities Exchange Act of 1934 shall be mailed to the stockholders of the corporation for the purpose of soliciting stockholder approval of the proposed Business Combination.

2. For purposes of this Article XIII, the following definitions shall apply:

(a) Affiliate shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

(b) Associate shall mean (i) any corporation or organization of which a Person is an officer or party or is, directly or indirectly, the Beneficial owner of five percent or more of any class of equity securities, (ii) any trust or other estate in which a Person has a five percent or larger beneficial interest of any nature or as to which a Person serves as trustee or in a similar fiduciary capacity, (iii) any spouse of a Person, and (iv) any relative of a Person, or any relative of a spouse of a Person, who has the same residence as such Person or spouse.

(c) Beneficial ownership shall include without limitation (i) all shares directly or indirectly owned by a Person, by an Affiliate of such Person or by an Associate of such Person or such Affiliate, (ii) all shares which such Person, Affiliate or Associate has the right to acquire through the exercise of any option, warrant or right (whether or not currently exercisable), through the conversion of a security pursuant to the power to revoke a trust, discretionary account or similar arrangement, or pursuant to the automatic termination of a trust, discretionary account or similar arrangement, and (iii) all shares as to which such Person, Affiliate or Associate directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (including without limitation any written or unwritten agreement to act in concert but specifically excluding any participation agreement, arrangement, understanding or relationship between or among any two or more commercial banks made or established in connection with and furtherance of a bona fide lending arrangement with the corporation and/or one or more Subsidiaries) has or shares voting power (which includes the power to vote or to direct the voting of such shares) or investment power (which includes the power to dispose or to direct the disposition of such shares) or both.

(d) Business Combination shall mean (i) any merger or consolidation of the corporation with or into a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate, (ii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets of the corporation, including without limitation any voting securities of a Subsidiary, or of a Subsidiary, to a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate, (iii) any merger into the corporation, or into a Subsidiary, of a Controlling Person or an Affiliate of a Controlling Person or an Associate of such Controlling Person or Affiliate, (iv) any sale, lease, exchange, transfer or other disposition to the corporation or a Subsidiary of all or any part of the assets of a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate but not including any dispositions of assets which, if included with all other dispositions consummated during the same fiscal year of the corporation by the same Controlling Person, Affiliates thereof and Associates of such Controlling Person or Affiliates, would not result in dispositions during such year by all such Persons of assets having an aggregate fair value (determined at the time of disposition of the respective assets) in excess of one percent of the total consolidated assets of the corporation (as shown on its certified balance sheet as of the end of the fiscal year preceding the proposed disposition), provided, however, that in no event shall any disposition of assets be excepted from stockholder approval by reason of the preceding exclusion if such disposition, when included with all other dispositions consummated during the same, and immediately preceding four, fiscal years of the corporation by the same Controlling Person, Affiliates thereof and Associates of such Controlling Person or Affiliates, would result in dispositions by all such Persons of assets having an aggregate fair value (determined at the time of disposition of the respective assets) in excess of two percent of the total consolidated assets of the corporation (as shown on its certified balance sheet as of the end of the fiscal year preceding the proposed disposition), (v) any reclassification of Common Stock of the corporation, or any recapitalization involving Common Stock of the corporation, consummated within five years after a Controlling Person becomes a Controlling Person, and (vi) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination, but, notwithstanding anything to the contrary herein, Business Combination shall not include (1) any Section 253 Merger or (2) any transaction involving a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate which is to be consummated or become effective after such Controlling Person has been a Controlling Person for at least five years.

(e) Control shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(f) Controlling Person shall mean any Person who Beneficially Owns a number of shares of Common Stock of the corporation, whether or not such number includes shares not then outstanding or entitled to vote, which exceeds a number equal to ten percent of the outstanding shares of Common Stock of the corporation entitled to vote.

(g) Minimum Price Per Share shall mean the greater of (i) the sum of (a) the higher of (1) the highest gross per share price paid or agreed to be paid to acquire any shares of Common Stock of the corporation Beneficially Owned by a Controlling Person, provided such payment or agreement to make payment was made within five years immediately prior to the record date set to determine the stockholders entitled to vote or consent to the Business Combination in question, or, in the case of a Section 253 Merger, five years immediately prior to the effective date of such Section 253 merger, or (2) the highest per share closing public market price for such Common Stock during such five year period, plus (b) the aggregate amount, if any, by which ten percent for each year, beginning on the date on which such Controlling Person became a Controlling Person, of such higher per share price exceeds the aggregate amount of all Common Stock dividends per share paid in cash since the date on which such Person became a Controlling Person, or (ii) the per share book value of such Common Stock, as determined by the corporation’s independent public accountants, at the end of the calendar month immediately prior to the record date set to determine the stockholders entitled to vote or consent to the Business Combination in question, or, in the case of a Section 253 Merger, at the end of the calendar month immediately prior to the effective date of such Section 253 Merger. The calculation of the Minimum Price Per Share shall require appropriate adjustments for capital changes, including without limitation stock splits, stock dividends and reverse stock splits.

(h) Person shall mean an individual, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, a government or political subdivision thereof and any other entity.

(i) Section 253 Merger shall mean any merger of the corporation into another corporation which is the corporation into another corporation which is a Controlling Person or Affiliate of such Controlling Person or Associate of such Controlling Person or such Affiliate pursuant to Section 253 of the Delaware General Corporation Law, as amended from time to time, or any successor or replacement statute, but only if such amended, successor or replacement statute does not give voting rights to the stockholders of the corporation with respect to the merger. If such voting rights are required by Section 253, or in connect therewith, a merger under such section shall not be a Section 253 Merger for purposes of this Article XIII.

(j) Securities Exchange Act of 1934 shall mean the Securities Exchange Act of 1934, as amended from time to time, as well as any successor or replacement statute.

(k) Subsidiary shall mean any corporation more than twenty-five percent of whose outstanding securities representing the right to vote for the election of directors is Beneficially owned by the corporation and/or one or more Subsidiaries.

(l) Substantial Part shall mean more than ten percent of the total assets of the corporation in question, as shown on its certified balance sheet as of the end of the most recent fiscal year ending prior to the time the determination is being made.

3. This Article XIII shall not be altered, changed, or repealed unless the amendment effecting such alteration, change or repeal shall have received the affirmative vote or consent of three-fourths of the outstanding shares of Common Stock not Beneficially owned by Controlling Persons.

4. A Controlling Person shall be subject to all fiduciary and other standards of conduct and obligations imposed by law and shall be considered not to have met such standards of conduct and obligations unless such Controlling Person shall, in the event of a Section 253 Merger, pay or cause to be paid for each share of Common Stock of the corporation as to which share ownership is being sold, redeemed, cancelled or otherwise terminated by means of the Section 253 Merger, cash, or other readily marketable consideration having a fair value, at least equal to the Minimum Price Per Share, provided, however, that this requirement shall not apply to any Section 253 Merger involving a Controlling Person or Affiliate of a Controlling Person or Associate of such Controlling Person or Affiliate to become effective after such Controlling Person has been a Controlling Person for at least five years.

ARTICLE XIV.

Board Consideration of Certain Factors in Certain Transactions: The Board of Directors of the corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the corporation, (b) merge or consolidate the corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its stockholders, give due consideration to all factors it deems relevant, including without limitation the social and economic effects on the employees, customers, suppliers and other constituents of the corporation and its subsidiaries and on the communities in which the corporation and its subsidiaries operate or are located.

ARTICLE XV.

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article XV shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by any such amendment. Any amendment to or repeal of this Article XV shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment or repeal.

IN WITNESS WHEREOF, Nash-Finch Company has caused this certificate to be signed by its Senior Vice President, General Counsel and Secretary this 24th day of July, 2009.

By: /s/ Kathleen M. Mahoney
       Senior Vice President, General
       Counsel and Secretary